SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 31, 2002

(Date of Report; Date of Earliest Event Reported)

AXT, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-24085	94-3031310

(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive, Fremont, California	94538

(address of principal executive offices)	(Zip Code)

(510) 683-5900

(Registrant’s telephone number, including area code)

Item 5. Other Events.

     On May 30, AXT, Inc., a Delaware corporation (“AXT” or the “Company”), announced that in the second quarter of 2002, in connection with its ongoing review of its portfolio of assets, AXT performed a balance sheet review that identified assets whose carrying value amounts are not recoverable. AXT calculated the present value of expected cash flows of certain operating assets to determine their fair value. As a result, AXT will record asset impairment charges for the write-down of fixed assets totaling $24.0 million. This non-cash impairment charge consists of $14.1 million related to excess capacity at AXT’s Fremont substrate facility, and $9.9 million in the opto-electronics segment reflecting the outlook for slow market improvement for communication laser diodes. Additionally, AXT will continue to assess the recoverability of its investment in Finisar Corporation common stock (Nasdaq: FNSR), and may take further impairment charges on this investment at quarter end.

     The Company expects that pro forma operating results, excluding the non-cash impairment charges, for the second quarter ending June 30, 2002 will be in line with previously announced guidance. The substrate business is expected to achieve three to six percent sequential revenue growth. The LED business is expected to grow 15 to 20 percent compared with the first quarter of 2002 and remains capacity constrained.

Item 7. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	The Company’s press release dated May 30, 2002 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, INC

Date: May 31, 2002	By:	/s/ Morris S. Young

Morris S. Young President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release, dated May 30, 2002.

4